OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Owens & Minor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

2011

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

(804) 723-7000

March 16, 2011

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, April 29, 2011 at 10:00 a.m. The meeting will be held at the corporate headquarters of Owens & Minor, Inc., 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. Directions to our offices are on the last page of the proxy statement. Morning refreshments will be served, and complimentary valet parking will be available to shareholders attending the annual meeting.

The Notice of 2011 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and answer any questions.

In an effort to conserve natural resources and reduce the costs of printing and distributing our proxy materials, we are making our proxy materials available over the Internet and mailing to our shareholders a notice instead of a paper copy of this proxy statement and our 2010 Annual Report/Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report/Form 10-K and a form of proxy card, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

CRAIG R. SMITH

President & Chief Executive Officer

Proxy Statement

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, April 29, 2011

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, April 29, 2011 at 10:00 a.m. at the offices of Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia.

The purposes of the meeting are:

1.	To elect the 12 directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote on the compensation of our named executive officers;

4.	To conduct an advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 8, 2011 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 16, 2011. This proxy statement, the proxy card and Owens & Minor’s 2010 Annual Report/Form10-K are being furnished on the Internet on or about March 16, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on April 29, 2011

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the 12 directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal 3:	To conduct an advisory vote on the compensation of our named executive officers;

Proposal 4:	To conduct an advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 8, 2011 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote. As of March 8, 2011, 63,740,080 shares of Common Stock were issued and outstanding.

How to Vote

You can vote by the Internet, by telephone or by mail.

By Internet.    You may vote by the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2011, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and “FOR” the approval, on an advisory basis, of conducting an advisory vote on the compensation of our named executive officers every year.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors as well as the proposals to approve, on an advisory basis, the compensation of our named executive officers and the frequency of this advisory vote are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions, withheld votes (with respect to the election of directors) and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly returned proxy indicating “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Broker non-votes will not be counted as votes cast on the proposal and will have no effect on this proposal.

Ratification of Appointment of KPMG LLP.    The ratification of the appointment of KPMG LLP requires that the votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote on Executive Compensation.    The advisory vote to approve the compensation of our executive officers named in the Summary Compensation Table (collectively, “named executive officers”) requires that the votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Advisory Vote on Frequency of Vote on Executive Compensation.    Under Virginia law, other than the election of directors, action on a matter is approved if the votes cast “for” the matter exceed the votes cast “against” the matter, unless our articles of incorporation or Virginia law require a greater number of affirmative votes. However, because of the nature of this proposal, the advisory vote regarding the frequency (i.e., every year, every two years or every three years) of the shareholder advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast (i.e., a plurality) will be considered the frequency recommended by shareholders.

How May I Obtain a Paper Copy of the Proxy Materials?

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials?

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York Mellon, at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, Inc. to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, the Company reviews its corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform Act and the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are available on the Company’s website at http://www.owens-minor.com under “Corporate Governance.” The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Honor (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on its website.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: A. Marshall Acuff, Jr., J. Alfred Broaddus, Jr., John T. Crotty, Richard E. Fogg, John W. Gerdelman, Lemuel E. Lewis, G. Gilmer Minor, III, Eddie N. Moore, Jr., Peter S. Redding, James E. Rogers, Robert C. Sledd, James E. Ukrop and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on the Company’s website at http://www.owens-minor.com under “Corporate Governance.” The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors has no policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make this determination when it elects a new Chief Executive Officer. Currently, the Chairman and Chief Executive Officer positions are separated because the Board believes it is in the best interests of the Company to have G. Gilmer Minor, III, a 35-year veteran of the Company who served as its Chief Executive Officer for over 20 years, providing his experience and insights in leading the Board, while Chief Executive Officer Craig R. Smith focuses on the implementation of the Company’s strategic initiatives and overall operations. The Company’s Corporate Governance Guidelines also provide for the annual election of an independent lead director to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as principal liaison on behalf of the independent directors and advise the Chairman and the board committee chairmen with respect to agendas and information needs relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting to the Board by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company.

Management has created a Risk Committee comprised of teammates representing various areas and functions throughout our organization with responsibility for assisting the Company in assessing, monitoring, reporting on and managing our business, strategic and operational risks.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment, we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Management reviewed and discussed the results of the assessment with the Compensation & Benefits Committee. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met five times during 2010. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, conducted a review of the Company’s amended shareholders’ rights plan (which requires a review by the Committee at least once every three years); received regular reports on the status and impact of new federal legislation and regulations affecting the Company’s governance policies and disclosure obligations; approved a policy governing corporate officers’ service on public company boards; and continued to actively identify and recruit potential board members to enhance the diversity and expertise of the existing board.

As part of its 2010 strategic planning retreat, the Board received a presentation by an outside governance expert on current best practices for board governance policies and the board’s oversight role in enterprise risk management. In October, all committee charters and the Company’s corporate governance guidelines were amended to specifically address the committees’ and board’s respective roles and responsibilities for risk oversight.

The Governance & Nominating Committee is a strong proponent of continuing education programs for directors, believing that continuing director education programs serve to enhance the skills of directors as well as inform them of new developments. During 2010, all members of the Board attended a director education program or conference.

The Governance & Nominating Committee will continue to monitor and support implementation of corporate governance best practices at Owens & Minor.

THE GOVERNANCE & NOMINATING

COMMITTEE

A. Marshall Acuff, Jr., Chairman

J. Alfred Broaddus, Jr.

Eddie N. Moore, Jr.

James E. Ukrop

Anne Marie Whittemore

BOARD MEETINGS

The Board of Directors held six meetings during 2010. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2010 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, non-management directors meet in executive session after each regularly scheduled Board meeting, following which the independent directors then meet in executive session. These meetings are chaired by a lead director who is elected annually by the non-management directors following each annual meeting of shareholders. James E. Rogers currently serves as lead director and presides over these executive sessions. As lead director, Mr. Rogers is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which he is a member (currently, the Executive Committee). Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 10 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Richard E. Fogg (Chairman of the Audit Committee) and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations, and that each is financially literate, as such term is interpreted by the Board in its business judgment. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s corporate governance guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 22 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session.

Strategic Planning Committee:    Reviews and makes recommendations for the strategic direction of the Company. Conducts an annual strategic planning retreat for the Board of Directors and senior management.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating	Strategic Planning
A. Marshall Acuff, Jr.	X		X	X	X*
J. Alfred Broaddus, Jr.	X		X		X
John T. Crotty	X	X				X*
Richard E. Fogg	X	X*		X		X
John W. Gerdelman	X	X				X
G. Gilmer Minor, III	X*			X*
Eddie N. Moore, Jr.	X	X			X
Peter S. Redding	X	X				X
James E. Rogers	X			X
Robert C. Sledd	X		X			X
Craig R. Smith	X			X		X
James E. Ukrop	X	X			X
Anne Marie Whittemore	X		X*	X	X

No. of meetings in 2010	6	7	5	1	5	2

*Chairman

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions. No changes were made to director compensation in 2010.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation other than their normal salary for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$30,000	$80,000	(1)
Additional Retainer for Lead Director	40,000
Additional Retainer for Non-Executive Chairman	200,000
Additional Retainer for Audit Committee Chair	10,000
Additional Retainer for Compensation & Benefits Committee Chair	9,000
Additional Retainer for Other Committee Chairs	8,000
Board or Audit Committee Attendance Fee (per meeting)	2,000
Compensation & Benefits Committee Attendance Fee	1,800
Other Committee Attendance Fee (per meeting)	1,500
Board or Committee Telephone Conference (per meeting, other than Audit Committee)	1,000
Audit Committee Telephone Conference (per meeting)	1,200
Board Retreat (annual 2-day meeting)	3,000

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the compensation awarded or paid by the Company to non-employee directors during the year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
A. Marshall Acuff, Jr.	$68,500	$80,009	$0	—	—	$1,977	$150,486
J. Alfred Broaddus, Jr.	58,700	80,009	0	—	—	13,428	152,137
John T. Crotty	67,200	80,009	0	—	—	1,977	149,186
Richard E. Fogg	71,400	80,009	0	—	—	23,907	175,316
John W. Gerdelman	21,000	40,011	0	—	—	253	61,264
G. Gilmer Minor, III	246,000	80,009	0	—	—	1,977	327,986
Eddie N. Moore, Jr.	62,900	80,009	0	—	—	5,470	148,379
Peter S. Redding	60,400	80,009	0	—	—	19,537	159,946
James E. Rogers	86,000	80,009	0	—	—	1,977	167,986
Robert C. Sledd	57,000	80,009	0	—	—	1,977	138,986
James E. Ukrop	63,700	80,009	0	—	—	1,977	145,686
Anne Marie Whittemore	68,700	80,009	0	—	—	17,222	165,931

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.

(3) No option awards were granted to directors in 2010.

(4) As of December 31, 2010, each non-employee director had the following number of stock awards and option awards outstanding:

	Stock Awards	Option Awards
Mr. Acuff	2,544	30,000
Mr. Broaddus	2,544	28,125
Mr. Crotty	2,544	22,500
Mr. Fogg	2,544	15,000
Mr. Gerdelman	1,431	0
Mr. Minor	2,544	0
Mr. Moore	2,544	22,500
Mr. Redding	2,544	15,000
Mr. Rogers	2,544	37,500
Mr. Sledd	2,544	3,750
Mr. Ukrop	2,544	46,500
Ms. Whittemore	2,544	37,500

(5) Represents dividends paid on restricted stock and dividends applied to deferral accounts in 2010.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, the Company’s Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 47 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in the Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

The Company’s Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72. There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from any shareholders for the 2011 annual meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 26383, Richmond, Virginia 23260. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Twelve directors are nominated for election to the Board of Directors for a one-year term expiring at the 2012 annual meeting of shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

The Company’s Bylaws currently provide that the Board of Directors shall consist of 13 directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, 12 persons as nominees for election to the Board of Directors. At its meeting immediately following the Annual Meeting, the Board of Directors intends to amend the Company’s Bylaws to decrease the size of the Board of Directors from 13 to 12 directors to remove the vacancy created by the departure of Messrs. Crotty and Ukrop, which will be effective immediately following the Annual Meeting. See “Retiring Directors” below. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

A. Marshall Acuff, Jr., 71, is President of AMA Investment Counsel, LLC, a business consulting firm, and is a Chartered Financial Analyst. He also serves as a Managing Director of Cary Street Partners, a financial management and investment banking firm. He retired in 2001 as Senior Vice President and Managing Director of Salomon Smith Barney, Inc. where he was responsible for equity strategy as a member of the firm’s Investment Policy Committee. Mr. Acuff has been a director of the Company since 2001.

The Board of Directors has nominated Mr. Acuff to continue his service as a director of the Company based on his extensive background in financial management and analysis and ability to bring an investment banking perspective to the Board’s decision-making process. Mr. Acuff also has 18 years of experience in managing corporate governance issues, which the Board believes significantly contributes to his ability to serve as Chairman of the Governance & Nominating Committee, and indepth knowledge of pension management and related matters through his service as Chairman of the Virginia Retirement System.

J. Alfred Broaddus, Jr., 71, is retired. He previously served as President of the Federal Reserve Bank of Richmond from 1993 until his retirement in 2004. During his tenure as President, Mr. Broaddus also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. He also serves on the boards of directors of Albemarle Corporation, Markel Corporation and T. Rowe Price Group, Inc. Mr. Broaddus has been a director of the Company since 2004.

The Board of Directors has nominated Mr. Broaddus to continue his service as a director of the Company based on the breadth of his knowledge of and leadership experience in national economic policy issues and financial analysis gained through his 34-year tenure in the Federal Reserve System. In addition, Mr. Broaddus has significant experience in serving on other public company boards, providing him with different perspectives and approaches on the many issues currently facing public companies. Mr. Broaddus’ extensive involvement in state and community financial and educational organizations provides him with additional experiences and viewpoints that contribute to his service as a director of the Company.

Richard E. Fogg, 70, retired in 1997 from the accounting firm of Price Waterhouse, LLP (now PricewaterhouseCoopers LLP) where he was a partner for 23 years and served in a variety of leadership positions, including Associate Vice Chairman, Tax. Mr. Fogg is a Certified Public Accountant. Since his retirement in 1997, Mr. Fogg has provided strategic consulting services to several privately held companies. Mr. Fogg has been a director of the Company since 2003.

The Board of Directors has nominated Mr. Fogg to continue his service as a director of the Company based on his knowledge and technical background in accounting and tax, which qualify him to serve as an audit committee financial expert and as Chairman of the Company’s Audit Committee. Mr. Fogg also brings to the Board a strong background in merger and acquisition analysis and transactions management.

John W. Gerdelman, 58, is President of Long Lines Limited, a telecommunications service provider. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the boards of directors of Brocade Communications Systems, Inc., Sycamore Networks, Inc. and Proxim Wireless Corporation and previously served on the boards of APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman was appointed to the Board of Directors in October 2010.

The Board of Directors has nominated Mr. Gerdelman to serve as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company will benefit from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as provide customers with new products for supply chain management.

Lemuel E. Lewis, 64, is President of LocalWeather.com, a web-based privately-held media company he founded in 2008. He served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. Mr. Lewis was appointed to the Board of the Federal Reserve Bank in 2004 and served as Deputy Chairman from 2007 to 2008, Chairman of the Audit Committee from 2005 to 2008 and Chairman from 2009 until his retirement from the board on December 31, 2010. He currently serves on the boards of directors of Markel Corporation and Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis would join the Board as a new director of Owens & Minor.

The Board of Directors has nominated Mr. Lewis to serve as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

G. Gilmer Minor, III, 70, is Chairman of the Board of Owens & Minor. Mr. Minor, who joined the Company in 1963, has served as Chairman of the Board since 1994 and served as Chief Executive Officer from 1984 to 2005. Mr. Minor retired from the Company in 2005. Mr. Minor was appointed in 2009 to the State Council of Higher Education for Virginia. He also serves on the board of directors of SunTrust Banks, Inc. Mr. Minor has been a director of the Company since 1980.

The Board of Directors has nominated Mr. Minor to continue his service as a director of the Company based on his more than 35 years of experience in leading and managing the Company’s growth and operations, including service as Chief Executive Officer for more than 20 years. The Board believes that Mr. Minor’s extensive knowledge of the Company, deep understanding of the healthcare supply distribution industry, strong relationships with the Company’s customers and suppliers and proven ability to lead the Company’s growth uniquely qualify him to serve as the Board’s Chairman. Mr. Minor brings additional expertise and perspectives to the Board through his many community affiliations, including service as a trustee of the Virginia Health Care Foundation.

Eddie N. Moore, Jr., 63, is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

Peter S. Redding, 72, is retired. He previously served as President & Chief Executive Officer of Standard Register Company, a leading document services provider, from 1994 until his retirement in 2000. He also serves on the board of directors of Nietech Corporation. Mr. Redding has been a director of the Company since 1999.

The Board of Directors has nominated Mr. Redding to continue his service as a director of the Company based on his experience serving as the chief executive officer of a public company that serviced the document and document management needs of the healthcare industry. The Board also believes that Mr. Redding’s strong background in sales and marketing brings a distinctive perspective to the membership of the Board.

James E. Rogers, 65, is retired. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until January 1, 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the healthcare distribution industry acquired through his 20-year tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for the past eight years.

Robert C. Sledd, 58, was appointed in 2010 as a Senior Economic Advisor to the Governor of Virginia. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Craig R. Smith, 59, has served as President & Chief Executive Officer of Owens & Minor since 2005. Mr. Smith, who joined the Company in 1989, served as President & Chief Operating Officer of the Company from 1999 until 2005 and as Chief Operating Officer of the Company from 1995 to 1999. In 2010, he was appointed to the board of directors of the Virginia Biotechnology Research Partnership Authority. Mr. Smith has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Smith to continue his service as a director of the Company based on his position as Chief Executive Officer of the Company and his unique ability to communicate to and inform the Board about the Company’s day-to-day operations and management issues as well as industry developments. The Board believes that Mr. Smith brings an invaluable perspective on the Company’s actual current operations and its ongoing relationships with customers and suppliers. Mr. Smith is the only director nominee who is not independent.

Anne Marie Whittemore, 64, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation, and is a former chairman of the board of the Federal Reserve Bank of Richmond, Virginia. Ms. Whittemore has been a director of the Company since 1991.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills as Chairman of the Company’s Compensation & Benefits Committee.

The Board of Directors unanimously recommends a vote FOR the election of each nominee as director.

RETIRING DIRECTORS

Effective immediately following the Annual Meeting, the terms of John T. Crotty and James E. Ukrop will expire, at which time they will retire from the Board. Both directors have reached our mandatory retirement age and, accordingly, are not eligible to be nominated for another term. The Company gratefully acknowledges Mr. Crotty’s 12 years and Mr. Ukrop’s 24 years of service and dedication to the Company.

John T. Crotty, 73, retired as Managing Partner of CroBern Management Partnership, a healthcare investment firm, and President of CroBern, Inc., a healthcare consulting and advisory firm, in 2011. Prior to co-founding these businesses, Mr. Crotty held several senior management positions during 19 years with American Hospital Supply Corporation, a hospital supply distribution company. He also serves on the boards of directors of three private companies in the healthcare industry and one public company, Omnicare, Inc. Mr. Crotty has been a director of the Company since 1999 and will retire from the board at the 2011 Annual Meeting.

James E. Ukrop, 73, served as Chairman of First Market Bank, a Virginia bank, from 1998 to January 2010 and as Chairman of Ukrop’s Super Markets, Inc. from 1998 to 2007. He previously served on the board of directors of Legg Mason, Inc. Mr. Ukrop has been a director of the Company since 1987 and will retire from the board at the 2011 Annual Meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for 2011.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2010 and 2009, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2010	Year 2009
Audit Fees	$890,000	$1,137,640
Audit-Related Fees	23,625	27,425
Tax Fees	0	0
All Other Fees	30,061	0

Total	$943,686	$1,165,065

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings as well as services performed in connection with Sarbanes-Oxley compliance and any services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements and consultations by management related to financial accounting and reporting matters.

All Other Fees.    These fees were for assistance in identifying and understanding certain operating and information technology internal controls of the Company’s third-party logistics business.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the sole responsibility to engage and terminate the engagement of the Company’s independent registered public accounting firm, to pre-approve such firm’s performance of audit services and permitted non-audit services and to review with the Company’s independent registered public accounting firm its fees and plans for all auditing services. All services provided by and fees paid to KPMG LLP in 2010 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during this period. The Audit Committee’s pre-approval policies and procedures for services by independent registered public accounting firms are set forth in Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of six directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2010 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

THE AUDIT COMMITTEE

Richard E. Fogg, Chairman

John T. Crotty

John W. Gerdelman

Eddie N. Moore, Jr.

Peter S. Redding

James E. Ukrop

STOCK OWNERSHIP INFORMATION

Compliance With Section 16(a) Reporting

Based solely on the Company’s records and information provided by the Company’s directors, executive officers and beneficial owners of more than 10% of the Common Stock, the Company believes that all reports required to be filed by the Company’s directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2010.

Stock Ownership Guidelines

Under the Company’s Management Equity Ownership Program (“MEOP”) adopted in 1997, officers are expected, over approximately a five-year period, to achieve the following levels of ownership of Common Stock:

Officer	Value of Common Stock
Chief Executive Officer	4.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

Each officer who has served as an officer of the Company for at least five years has achieved his or her ownership objective.

In addition, the Board of Directors’ stock ownership guidelines provide that directors shall attain, within five years after their service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 8, 2011, the number of shares of Common Stock beneficially owned by each director and nominee, our named executive officers and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
G. Gilmer Minor, III	190,940	43,194	*
A. Marshall Acuff, Jr.	55,832	0	*
J. Alfred Broaddus, Jr.	48,568	0	*
John T. Crotty	85,357	0	*
Richard E. Fogg	50,703	0	*
John W. Gerdelman	2,431	0	*
Lemuel E. Lewis	0	0	*
Eddie N. Moore, Jr.	32,459	0	*
Peter S. Redding	53,285	0	*
James E. Rogers	79,428	0	*
Robert C. Sledd	13,008	0	*
James E. Ukrop	116,610	0	*
Anne Marie Whittemore	93,573	0	*
Craig R. Smith	542,871	0	*
James L. Bierman	59,720	0	*
Charles C. Colpo	115,854	0	*
Mark Van Sumeren	47,310	0	*
E.V. Clarke	53,310	0	*
All Executive Officers and Directors as a group (24 persons)	1,948,345	43,194	3.12%

* Represents less than 1% of the total number of shares outstanding.

(1) Includes 496,500 shares which certain directors and executive officers of the Company have the right to acquire through the exercise of stock options within 60 days following March 8, 2011. Stock options exercisable within 60 days of March 8, 2011 for each of the directors are set forth in note 4 of the Director Compensation Table on page 9 of this proxy statement and are as follows for each of the named executive officers:

Mr. Smith, 188,250; Mr. Bierman, 15,000; Mr. Colpo, 33,375; Mr. Van Sumeren, 0; and Mr. Clarke, 13,500.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 8, 2011, any person (including any “group” as that term in used in Section 13(d)(3) of the Exchange Act) who, to the Company’s knowledge, was the beneficial owner of more than 5% of the Common Stock (based solely on information contained in Schedule 13G filings made by each such person).

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	4,909,358	(1)	7.70%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	4,242,044	(2)	6.66%
Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210	3,584,408	(3)	5.62%

(1) Reflects beneficial ownership by BlackRock, Inc. and its subsidiaries.

(2) These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(3) According to its Schedule 13G, Wellington Management Company, LLP owns such shares in its capacity as an investment advisor.

Equity Compensation Plan Information

The following table shows, as of December 31, 2010, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (3)	(b) Weighted-average exercise price of outstanding options, warrants and rights (3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by shareholders (1)	993,000	$21.30	2,400,000
Equity compensation plans not approved by shareholders (2)	0	0	0
Total	993,000	$21.30	2,400,000

(1) These equity compensation plans are the 1998 Stock Option and Incentive Plan, 1998 Directors’ Compensation Plan, 2003 Directors’ Compensation Plan and 2005 Stock Incentive Plan. No additional awards may be made under the 1998 Stock Option and Incentive Plan, the 1998 Directors’ Compensation Plan or the 2003 Directors’ Compensation Plan. However, shares may be issued under such plans upon the exercise of options that remain outstanding under such plans.

(2) The Company does not have any equity compensation plans that have not been approved by shareholders.

(3) Amounts represented in this column reflect adjustment for a 3-for-2 stock split effected by the Company on March 31, 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Program Components and Practices

Owens & Minor structures its executive compensation program within a framework that encourages sustained high Company and individual performance and allows us to attract, retain and motivate management. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives, to weigh cost against expected benefit and to align with shareholder value while promoting executive retention. These components include:

•	Reasonable but competitive salaries so executives are not motivated to take excessive risks.

•	Annual incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer-term financial performance.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

Our compensation program and practices are designed to meet compensation best practices and include the following:

•	No employment agreements with our officers.

•	Stock ownership guidelines for officers and policies that prohibit hedging against the economic risk of such ownership.

•	Prohibition against re-pricing of equity awards.

•	Limited perquisites provided to officers.

•	Recoupment policy to recover compensation from executive officers under circumstances involving restatement of our financial statements due to misconduct.

•	No excise tax gross-ups on change in control severance payments and benefits.

•	Double triggers for equity vesting or severance payments and benefits, requiring termination of employment following a change in control.

We believe that our executive compensation program, structured to reward performance and create long-term shareholder value, has played a significant role in effectively motivating and rewarding management to meet the challenges of our business and produce the many successes we have experienced and continue to experience today. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

2010 Incentive Compensation Payouts Reflect Pay for Performance.

In 2010, continuing recessionary conditions had a significant impact on the healthcare industry through reduced demand for surgical procedures and other healthcare services. This reduced demand negatively affected Owens & Minor’s revenues in 2010 and challenged us to better manage our costs and operations. As a result of these efforts, the Company achieved net revenue of $8.12 billion and income from continuing operations of $122.9 million in 2010 (adjusted to exclude the effects of certain unusual items, primarily related to the Company’s pension plan). This level of performance, although within our guidance provided for the year, resulted in payouts under the Company’s 2010 annual incentive plan below the target level of the payout range for executives and below the payout level in 2009.

Payouts under our 2010 incentive compensation program were based on achievement of our budget-based performance metrics, including net revenues, income from continuing operations and return on average assets.

•	Based on levels of achievement of performance metrics relative to target, payouts under the 2010 incentive compensation program were at 43% of target.

•

Based on achievement of compounded annual growth in operating earnings of 9.4% for 2009 and 2010 (adjusted to exclude the effects of certain unusual items, primarily related to the Company’s pension plan), payouts of restricted stock under the 2009 performance share grant were at 84% of target.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee of the Board of Directors (the “Committee”), which is currently composed of four independent directors. The Committee solicits the views of its outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Committee evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer provides performance evaluations of our other executive officers and recommendations as to their compensation levels.

Independent Advisor.    The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Committee to perform services without the prior approval of the Committee, and no such engagement by management was undertaken in 2010. The Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

For 2010, the Committee engaged Frederic W. Cook & Co., Inc. (the “Cook firm”) as its independent advisor to (1) analyze competitive levels of each element of compensation and total compensation for each of the named executive officers relative to the peer group and industry trends and (2) provide information regarding executive compensation trends and regulatory changes and developments.

Factors Used to Determine Executive Compensation.    Consistent with past years, in 2010, the Committee considered a variety of factors in making decisions regarding compensation for our named executive officers. The primary factors were as follows:

Performance.    The Company’s policy is to provide its executive officers with compensation opportunities that are based upon the performance of the Company, their individual performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of the Company’s business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although the Company has never had specific policies on the percentage of total compensation that should be “short-term versus long-term,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. The Committee believes that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Impact and Mix of Cash vs. Non-Cash Compensation.    The Committee considers both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” the Committee considered this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, the Committee evaluates the Company’s compensation levels and programs through comparisons to available information for a group of peer companies selected by the Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by the Cook firm. The Committee does not focus primarily on peer group comparisons in setting executive compensation but uses these comparisons to assess the reasonableness and market competitiveness of its executive compensation decisions.

The Company used the same peer group for compensation comparisons in 2010 as it used in 2008 and 2009. The peer group consists of 13 companies that were selected because they are in healthcare distribution or other distribution industries and have revenue, net income, total assets and/or market capitalization that align reasonably closely with those of Owens & Minor. The peer group also includes a Richmond, Virginia-based company with which the Company competes geographically for executive talent. These Peer Companies are as follows:

2010 Peer Companies

C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Conway, Inc.	PSS World Medical, Inc.
Genuine Parts Company	Thermo Fisher Scientific Inc.
Henry Schein, Inc.	United Natural Foods, Inc.
JB Hunt Transport Services, Inc.	United Stationers Inc.
MeadWestvaco Corporation	W.W. Grainger, Inc.
Nash Finch Company

Using the Peer Companies, the Cook firm analyzed the compensation components and levels as reported for the named executive officer positions of the Peer Companies and prepared a comparison of the Company’s 2009 actual total direct compensation and 2010 target total direct compensation and each element thereof to reported information for the Peer Companies. Based on this analysis, the Committee determined that it is appropriate to target compensation for our named executive officers at the median relative to the Peer Companies and to pay above or below the median based on actual performance. Although our target total direct compensation (base salaries, annual incentive opportunities and equity awards) is generally below median relative to the Peer Companies due to lower levels of equity awards made by the Company, we believe that our target total compensation is competitive because of our executive retirement benefits (see discussion of SERP on page 41 of this proxy statement).

Tally Sheets.    The Committee also reviews total compensation levels for executive officers at least annually through the use of tally sheets that quantify (or value) each element of direct and indirect compensation provided to individual executives and that demonstrate the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ unexercised stock options and outstanding stock awards as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to the Committee in making compensation decisions, the information from the tally sheets regarding unexercised stock options, outstanding stock awards and termination payments and benefits generally did not affect the Committee’s 2010 compensation decisions for the named executive officers. This reflects the Committee’s view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of the Company’s compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of performance metrics (net revenues, income from continuing operations and return on average assets) for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. Approximately one-half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other half of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a significant amount of their personal wealth tied to long-term holdings in Owens & Minor stock.

Elements of Compensation

In an effort to achieve the objectives identified above, the Company’s executive compensation framework consists of the following elements as further described below:

•	Base Salary;

•	Annual Incentives;

•	Long-Term Incentives (performance shares and restricted stock);

•	Deferred Compensation Plan;

•	Retirement/Post-Termination Compensation; and

•	Other Benefits.

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

The Company believes base salary is the foundation of our executive compensation framework because it provides a fixed amount of cash compensation to provide for the basic economic security needs of executives at a level that allows us to recruit and retain key talent. All of our executive officers are employed on an “at will” basis, and there are no employment agreements. The Committee reviews base salaries each April.

In making base salary decisions in April 2010, the Committee considered (1) individual attributes of each named executive officer (such as responsibilities, skills, leadership and experience), (2) individual and overall Company performance levels and (3) the officer’s expected future contributions to the Company. The Committee also considered that the targeted average percentage salary increase for non-executive Company teammates was between 2.5% and 3.0% in 2010 and the general economic decline during the past two years that has resulted in depressed market salary levels. In addition, the Committee reviewed competitive comparisons prepared by the Cook firm indicating that the Company’s base salary levels were generally above median versus the Peer Companies even though target total direct compensation was below the median. Based on the factors above, the Committee gave each of the named executive officers a 2.5% increase in base salary as set forth in the table below (except for Mr. Colpo who received a 22% increase in connection with his promotion to Executive Vice President & Chief Operating Officer in March 2010). The Committee believed that this relatively modest increase in salary levels reflects the continued strong performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates and the Company’s above-median base salary levels relative to the Peer Companies.

Name	2010 Base Salary Amount (effective 4/2010)	2010 Base Salary Increase Percentage
Craig R. Smith	$836,400	2.5%
James L. Bierman	522,750	2.5%
Charles C. Colpo	500,000	22.0%
Mark Van Sumeren	465,247	2.5%
E.V. Clarke	371,152	2.5%

Annual Incentives

The Company provides annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Plan”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

For the 2010 Annual Incentive Plan and consistent with past years, the Committee set target annual incentive opportunities at 75% of base salary for the Chief Executive Officer and 50% of base salary for each of the other named executive officers (“Target Payout Amount”), subject to the achievement of the Company’s target performance goals. The Chief Executive Officer has a higher Target Payout Amount than the other named executive officers, reflecting the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

The three performance metrics (“Performance Metrics”) established for determining the Target Payout Amount that may be paid are shown below with their respective weightings:

Performance Metric	Weight
Company income from continuing operations	50%
Company net revenues	25%
Company return on average assets	25%

The Committee selected, and the Board of Directors approved, the Performance Metrics, the weights assigned to them and the target achievement levels in early February 2010 based on discussions with and recommendations by the Company’s senior management, the approved business plan for 2010 and the growth and operational improvements called for in the Company’s five-year strategic plan. The specific Performance Metrics were selected because income from continuing operations and revenue growth, together with effective asset management, are the most critical performance areas for the Company and key indicators of successful growth and management. The Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2010 business plan and position us to ultimately achieve the growth and improvement targets in our five-year strategic plan without encouraging excessive risk-taking behavior. The Committee believes that the use of three different performance metrics that reward revenue growth but emphasize profitable growth with effective asset management mitigates any excessive risk-taking to achieve incentive payments. In addition, the Committee retains authority to reduce or eliminate incentive compensation, which allows it to monitor and respond to any behavior that it believes could be detrimental to the Company.

The achievement levels for the Performance Metrics were structured to provide a range of payout below and above the Target Payout Amount from, on the high side, a maximum of two times the Target Payout Amount to, on the low side, a minimum of one-half the Target Payout Amount for achievement of threshold performance. No amount would be payable in respect of any Performance Metrics for achievement below threshold or if the Company’s income from continuing operations for 2010 did not exceed income from continuing operations for 2009. The table below sets forth the achievement levels at threshold, target and maximum established for each of the Performance Metrics for 2010.

2010 Performance Metric Achievement Levels

Actual Payout Amount vs. Target (1)	Company Net Revenues (millions)	Company Income from Continuing Operations (millions)	Return on Average Assets (%)
200% (Maximum)	$8,683	$133.4	7.5%
100% (Target)	8,512	129.2	7.0
50% (Threshold)	8,359	122.9	6.5

(1) For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target.

For 2010, the Company achieved the following results relative to each Performance Metric and target achievement level:

•	Net revenues of $8.12 billion, representing 0% of target payout.

•	Income from continuing operations of $122.9 million, (adjusted to exclude the effects of certain unusual items, primarily related to the Company’s pension plan), representing 50% of target payout.

•	Return on average assets of 6.7%, representing 72% of target payout.

This financial and operational performance resulted in a weighted-average annual incentive payout of 43% of Target Payout Amount and the following awards to the named executive officers:

Name	2010 Annual Incentive Plan Actual Cash Payout Amounts
Mr. Smith	$269,739
Mr. Bierman	112,391
Mr. Colpo	107,500
Mr. Van Sumeren	100,028
Mr. Clarke	79,798

Long-Term Incentives

The Company’s long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. Our long-term incentive program has two components: (1) annual equity awards and (2) the Management Equity Ownership Program (“MEOP”).

When making the 2010 long-term incentive equity award determinations, the Committee focused on the Company’s longer-term financial performance and balanced the need to align the named executive officers’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been conservative and below median relative to the Peer Companies in granting equity awards under our long-term incentive program to minimize share usage, dilution and accounting costs. Although equity grants in 2010 continued to be conservative relative to the Peer Companies, the Committee increased the level of equity grants in 2011 relative to other elements of compensation in order to maintain the competitiveness of total compensation opportunities.

Pursuant to the Company’s long-term incentive program, the named executive officers received long-term incentive awards in 2010 having the following grant date fair values:

Name	2010 Long-Term Incentive Awards (a)
	Performance Shares (c)	Restricted Stock (d)	MEOP Performance Shares/ Restricted Stock (e)	Total
Mr. Smith	$419,700	$419,700	$170,146	$1,009,546
Mr. Bierman	136,403	136,403	71,769	344,575
Mr. Colpo (b)	181,838	136,403	42,670	360,911
Mr. Van Sumeren	94,433	94,433	35,507	224,373
Mr. Clarke	125,910	125,910	71,769	323,589

(a) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(b) Mr. Colpo’s equity grants reflect an additional 1,500 performance shares awarded in connection with his promotion to Executive Vice President & Chief Operating Officer in March 2010.

(c) These performance shares require achievement by the Company of a targeted compounded annual growth in operating earnings for a two-year period (calendar years 2010 and 2011) of 10%-12% as a condition to issuance of the underlying restricted stock (which, if earned, would vest on the third anniversary of the performance share award).

(d) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(e) These awards were granted in February 2010 and were based on the officers’ achievement of their respective 2009 target ownership amounts under the MEOP as of December 31, 2009. Each officer, except Mr. Bierman and Mr. Clarke, received his award in additional performance shares (described in (c) above). Awards to Mr. Bierman and Mr. Clarke were paid in shares of restricted stock that vest five years from the date of grant. See discussion of our Management Equity Ownership Program on page 29 of this proxy statement.

Annual Equity Awards.    Our shareholder-approved 2005 Stock Incentive Plan permits the Company to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards and stock appreciation rights. Except in instances of initial executive hiring, job promotions and similar circumstances, the Company grants equity awards to executive officers one time each year. The Committee’s decision to grant equity-based awards (other than the restricted stock and performance share grants made in connection with the MEOP) is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. The Committee strives to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

Over the past five years, we have transitioned from granting solely service-based equity awards to granting awards tied to corporate performance. In 2009, the Committee took further steps to link equity awards to long-term performance by increasing the length of the performance period for performance shares from one year to two years.

In 2010, the Committee granted equity awards to the named executive officers consisting of 50% service-based restricted stock that vests three years from the date of grant and 50% performance shares, which are earned only if the Company achieves the designated two-year compounded growth in operating earnings for calendar years 2010 and 2011 (relative to 2009 operating earnings). The Committee chose an operating earnings metric for the performance shares (rather than income from continuing operations, which is used for the annual incentive program) because it believes operating earnings (which reflects performance prior to net interest expense and income taxes) is a more appropriate measurement of longer-term performance and directly aligns long-term compensation to the Company’s strategic plan goals. If the performance requirement is met, the performance shares are paid in the form of restricted stock that vests on the third anniversary of the performance share award. If the performance requirement is not met, the award is forfeited. The table below shows the operating earnings metric established by the Committee for the 2010 performance share awards. These achievement levels were selected based on the Company’s 2010 business plan and 2008 five-year strategic plan.

2010 Performance Share Achievement Levels

Actual Payout Amount vs. Target (1)	Compounded Annual Growth in Operating Earnings for 2010 and 2011 (%)
150% (Maximum)	14%
100% (Target)	10% - 12%
50% (Threshold)	8%

(1)	For achievement levels above the threshold amount but below target, or above target but below the maximum threshold, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target. There is no payout for achievement below threshold.

Because the performance metric for the performance shares awarded in 2010 has a two-year performance period, no restricted shares will be issuable until after December 31, 2011 and only if the metric is achieved at the threshold level or above. Restricted shares were issued at 84% of target level with respect to the performance shares awarded in 2009 based on achievement of compounded annual growth in operating earnings of 9.4% for 2009 and 2010.

Management Equity Ownership Program.    In addition to the equity awards discussed above, each named executive officer is eligible to earn an additional award of restricted stock or performance shares each year by achieving requisite stock ownership levels under the Company’s MEOP. The MEOP is intended to further strengthen the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. These targets are four times base salary for the Chief Executive Officer, two times base salary for Executive Vice Presidents and one and one-half times base salary for each of the other named executive officers. The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the 401(k) plan and teammate stock purchase plan, and restricted stock holdings (but excluding stock options).

Under the MEOP, participants are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2010, each named executive officer had achieved his applicable target ownership amount. Because of the success of the MEOP in increasing and maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

Until a participant meets his or her total target level of ownership, a 10% annual equity ownership dividend is paid on all Common Stock owned up to the participant’s full target ownership amount, provided the applicable interim ownership targets are achieved. The dividend is paid in the form of restricted stock that vests five years from the date of grant if the desired ownership level is maintained and the executive remains in the Company’s employ. Once a participant reaches his or her total target level of ownership, the annual equity ownership dividend is reduced from 10% to 5%. In addition, to further link executive compensation to performance results, this 5% dividend is paid in additional performance shares rather than shares of service-based restricted stock.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation Plan into which officers may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the officers and their families by providing an attractive opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. This plan is unfunded and provides for a single investment option in a fixed income fund selected by the Committee that pays the applicable market rate of interest. None of the named executive officers participates in the Executive Deferred Compensation Plan.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The named executive officers are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates. In 2010, the Company terminated its defined benefit pension plan, the benefits under which had been frozen since 1996; two of our five named executive officers were participants under this plan and were entitled to benefits upon retirement as provided by the plan.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”) for certain officers selected by the Committee, including the named executive officers, as further described on page 41 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement

Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provide long-term service to the Company, thereby promoting retention of highly performing executive talent. Amounts payable under the SERP are reviewed and considered by the Committee each year in evaluating tally sheets on total executive compensation to ensure that the amounts are reasonable in light of the purpose of the SERP and relative to the marketplace generally. During 2008, the Cook firm analyzed the SERP, including expected short-term and long-term costs and benefits, and the prevalence of these compensation plans among the Peer Companies. Although only about 25% of the Peer Companies had SERPs at that time, the Committee determined that the benefits attributable to the SERP, together with the other elements of compensation, provide a competitive target total compensation program to the named executive officers. The Committee also believes that the SERP has played and continues to play a valuable role in attracting and retaining executive talent, especially since the Company currently offers no retirement benefits other than 401(k) plan participation. We will continue to evaluate the SERP as we make changes to our overall executive compensation program to enhance performance-based annual and long-term incentives.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with certain officers, including the named executive officers, as described on page 45 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The Committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements are subject to annual review and revision by the Company. Effective January 1, 2011, the CIC Agreements were revised to eliminate excise tax gross-up payments and make certain other changes in definitions and terms to reflect compensation best practices.

The severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Committee reviews the severance amounts that would be payable to each named executive officer upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Committee’s compensation decisions with regard to any specific element of our 2010 executive compensation program.

Equity award grants made in 2006 and thereafter have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. However, under the terms of pre-2006 equity award grants, upon a change in control of the Company, the executive officers’ outstanding shares of restricted stock would vest and certain stock options would become immediately exercisable. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

Severance Policy

The Company has a formal severance policy described on page 45 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for a relatively short period of time, which is based on years of service to the Company, in an effort to assist him or her in finding alternative officer-level employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the named executive officers, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note (4) to the Summary Compensation Table on page 36 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). We only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of these benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, in early 2010, the Board of Directors adopted a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers of the Company after January 1, 2010. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the named executive officers other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Company prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2010, only the Chief Executive Officer had compensation that was nondeductible.

Chief Executive Officer Compensation

Notwithstanding the fact that our compensation policies are applied in the same manner to all executive officers, including the Chief Executive Officer, the 2010 total direct compensation for Mr. Smith was substantially higher than that of the other named executive officers. The differential between the compensation of Mr. Smith and the other named executive officers reflects the significant differences in their relative responsibilities and authority. We believe that the scope of Mr. Smith’s responsibilities and authority, together with his ability to impact the Company’s performance, is significantly greater than that of the other named executive officers and, accordingly, is reflected in his compensation. The differential in Mr. Smith’s compensation relative to the other executive officers also is consistent with the compensation structures of the Peer Companies and thus reflects market differentials for the chief executive officer position versus other executives.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee is responsible for making recommendations to the Board of Directors on the compensation of Craig R. Smith, the Company’s President & Chief Executive Officer, in addition to reviewing and approving management’s recommendations for compensating all corporate officers. The Committee also administers and implements the Company’s incentive compensation plans and equity-based plans as described in its charter, which can be found on the Company’s website.

The Committee’s decisions and recommendations regarding the compensation of the President & Chief Executive Officer were made within the context of the philosophy, principles and program objectives presented in the foregoing Compensation Discussion and Analysis. The Committee regularly reviews the elements that comprise the Company’s compensation program to ensure that the overall program continues to meet its objectives and reflects best practices in the design and governance of executive compensation plans.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

THE COMPENSATION & BENEFITS COMMITTEE

Anne Marie Whittemore, Chairman

A. Marshall Acuff, Jr.

J. Alfred Broaddus, Jr.

Robert C. Sledd

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2010, 2009 and 2008 the total compensation of our named executive officers—the Chief Executive Officer, Chief Financial Officer and the three other highest compensated executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (4) ($)	Total ($)
Craig R. Smith	2010	$829,339	$0	$1,009,546	$0	$269,739	$1,717,740	(5)	$126,101	$3,952,465
President & Chief	2009	810,462	0	846,809	0	870,570	1,397,554		117,670	4,043,065
Executive Officer	2008	788,077	0	1,164,233	0	1,080,000	305,466		89,152	3,426,928

James L. Bierman	2010	$518,336	$0	$344,575	$0	$112,391	$685,173		$42,457	$1,702,932
Senior Vice President &	2009	506,538	0	296,450	0	362,737	892,447		47,471	2,105,643
Chief Financial Officer	2008	484,615	0	285,484	0	450,000	0	(6)	30,689	1,250,788

Charles C. Colpo	2010	$482,602	$0	$360,911	$0	$107,500	$554,826	(7)	$50,640	$1,556,479
Executive Vice President &	2009	406,750	0	246,780	0	291,278	445,377		46,074	1,436,259
Chief Operating Officer	2008	390,269	0	343,846	0	361,350	92,622		41,620	1,229,707

Mark Van Sumeren	2010	$461,319	$0	$224,373	$0	$100,028	$561,324		$45,178	$1,392,222
Senior Vice President,	2009	450,819	0	198,605	0	322,836	433,403		44,814	1,450,477
Strategy & Business Development	2008	440,937	0	282,252	0	400,500	77,636		36,090	1,237,415

E.V. Clarke	2010	$368,019	$0	$323,589	$0	$79,798	$375,317		$33,614	$1,180,337
Executive Vice President,	2009	359,642	0	275,292	0	257,543	431,425		34,287	1,358,189
Supply Chain	2008	336,539	0	275,615	0	310,271	48,680		24,977	996,082

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2010, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Smith, $589,846; Mr. Bierman, $136,403; Mr. Colpo, $224,508; Mr. Van Sumeren, $129,940; Mr. Clarke, $125,910.

The grant date value of the above performance-based awards for 2010 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Smith, $884,769; Mr. Bierman, $204,605; Mr. Colpo, $336,762; Mr. Van Sumeren, $194,910; Mr. Clarke, $188,865.

Assumptions used in the calculation of the stock awards included in column (e) and option awards included in column (f) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. The actual value a named executive officer may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the named executive officers under the Company’s performance-based annual incentive plans for 2010, 2009 and 2008. The awards under the 2010 Annual Incentive Plan are discussed under “Compensation Discussion and Analysis—Annual Incentives” on page 26 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans of the Company during 2010, 2009 and 2008 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. For additional information on the Company’s pension plans, see “Retirement Plans” on page 40 of this proxy statement. No named executive officer received preferential or above-market earnings on deferred compensation.

(4) For 2010, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Life Insurance Premiums	401(k) Plan Company Match	Annual Physical/ Medical Access	Dividends on Restricted Stock	Other (a)	Total
Mr. Smith	$10,348	$2,625	$16,210	$8,788	$4,550	$83,269	$311	$126,101
Mr. Bierman	9,600	0	0	9,800	3,700	19,283	74	42,457
Mr. Colpo	8,210	0	6,122	6,996	5,050	23,997	265	50,640
Mr. Van Sumeren	9,600	662	0	9,639	5,800	19,477	0	45,178
Mr. Clarke	2,062	1,050	0	6,727	4,900	18,875	0	33,614

(a) Includes amenities and awards provided at Company sales and leadership conferences and other awards or gifts.

(5) This amount represents for Mr. Smith a $1,612,265 change in value of his accumulated benefit plus a lump sum payment of $105,475 made to him in connection with the Company’s termination of its defined benefit pension plan in 2010.

(6) Mr. Bierman’s employment commenced effective June 13, 2007. He was not eligible to become a participant in the SERP in 2007. In 2008, Mr. Bierman became eligible to participate in the SERP and received retroactive credit for two years of service under the terms of the plan. Accordingly, the change in the actuarial present value of the accumulated benefit under the SERP reflected in column (h) of the table for 2008 was calculated relative to an accrued benefit on December 31, 2007 rather than zero. The change in the actuarial present value of the accumulated benefit under the SERP from January 1, 2008 to December 31, 2008 was a negative number ($38,828) due to a lower accrued SERP benefit in 2008 relative to the accrued SERP benefit for 2007 based on Mr. Bierman’s retroactive service credit.

(7) This amount represents for Mr. Colpo a $485,412 change in value of his accumulated benefit plus a lump sum payment of $69,414 made to him in connection with the Company’s termination of its defined benefit pension plan in 2010.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the named executive officers during the year ended December 31, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig R. Smith	2/4/10	—	—	—	3,041	6,081	9,122	—	—	—	$170,146
	2/4/10	—	—	—	—	—	—	15,000	—	—	419,700
	2/4/10	—	—	—	7,500	15,000	22,500	—	—	—	419,700
	N/A	$313,650	$627,300	$1,254,600	—	—	—	—	—	—	—

James L. Bierman	2/4/10	—	—	—	—	—	—	2,565	—	—	$71,769
	2/4/10	—	—	—	—	—	—	4,875	—	—	136,403
	2/4/10	—	—	—	2,438	4,875	7,313	—	—	—	136,403
	N/A	$130,688	$261,375	$522,750	—	—	—	—	—	—	—

Charles C. Colpo	2/4/10	—	—	—	763	1,525	2,288	—	—	—	$42,670
	2/4/10	—	—	—	—	—	—	4,875	—	—	136,403
	2/4/10	—	—	—	2,438	4,875	7,313	—	—	—	136,403
	3/1/10	—	—	—	750	1,500	2,250	—	—	—	45,440
	N/A	$125,000	$250,000	$500,000	—	—	—	—	—	—	—

Mark Van Sumeren	2/4/10	—	—	—	635	1,269	1,904	—	—	—	$35,507
	2/4/10	—	—	—	—	—	—	3,375	—	—	94,433
	2/4/10	—	—	—	1,688	3,375	5,063	—	—	—	94,433
	N/A	$116,312	$232,624	$465,248	—	—	—	—	—	—	—

E.V. Clarke	2/4/10	—	—	—	—	—	—	2,565	—	—	$71,769
	2/4/10	—	—	—	—	—	—	4,500	—	—	125,910
	2/4/10	—	—	—	2,250	4,500	6,750	—	—	—	125,910
	N/A	$92,788	$185,576	$371,152	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2010 Annual Incentive Plan if minimum performance conditions were met and represents 50% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2010 salary and position (75% of base salary for the Chief Executive Officer and 50% of base salary for the other named executive officers). The actual 2010 Annual Incentive Plan payouts are included under “Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2010 performance share grants if minimum performance conditions are met and represents 50% of the target restricted stock award level shown in column (g) which is based on meeting target performance conditions. The amount shown in column (h) is 150% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of threshold, target or maximum operating earnings goals for 2010 and 2011 as discussed on page 29 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest either three or five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2010.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each named executive officer information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2010.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
Craig R. Smith	56,250 75,000 37,500 37,500 — — — — — — — —	— — — — — — — — — — — —	— — — — — — — — — — — —	$19.72 19.96 21.34 24.08 — — — — — — — —	4/28/12 7/28/12 4/27/13 4/26/14 — — — — — — — —	7,306 7,500 16,581 6,250 6,988 3,120 15,000 16,650 15,000 6,081 15,000 12,600	$215,016 220,725 487,979 183,938 205,657 91,822 441,450 490,010 441,450 178,964 441,450 370,818	7,500 3,041 — — — — — — — — — —	$220,725 89,497 — — — — — — — — — —
Total	206,250	—	—	—	—	128,076	3,769,277	10,541	310,222
James L. Bierman	15,000 — — — — — — —	— — — — — — — —	— — — — — — — —	$22.63 — — — — — — —	6/13/14 — — — — — — —	717 4,500 4,995 4,875 2,850 4,875 2,565 4,095	$21,101 132,435 147,003 143,471 83,876 143,471 75,488 120,516	2,438 — — — — — — —	$71,750 — — — — — — —
Total	15,000	—	—	—	—	29,472	867,361	2,438	71,750
Charles C. Colpo	23,625 15,750 17,625 — — — — — — — — — —	— — — — — — — — — — — — —	— — — — — — — — — — — — —	$19.72 21.34 24.08 — — — — — — — — — —	4/28/12 4/27/13 4/26/14 — — — — — — — — — —	1,198 3,150 1,129 2,938 1,033 997 4,875 5,412 4,500 1,525 4,875 1,500 3,780	$35,257 92,705 33,226 86,465 30,401 29,342 143,471 159,275 132,435 44,881 143,471 44,145 111,245	2,438 763 750 — — — — — — — — — —	$71,750 22,455 22,073 — — — — — — — — — —
Total	57,000	—	—	—	—	36,912	1,086,320	3,951	116,278
Mark Van Sumeren	11,850 — — — — — — — — — — —	— — — — — — — — — — — —	— — — — — — — — — — — —	$24.08 — — — — — — — — — — —	4/26/14 — — — — — — — — — — —	2,257 2,370 2,307 1,974 1,348 1,180 3,600 3,996 3,600 1,269 3,375 3,024	$66,424 69,749 67,895 58,095 39,672 34,727 105,948 117,602 105,948 37,347 99,326 88,996	1,688 635 — — — — — — — — — —	$49,678 18,688 — — — — — — — — — —
Total	11,850	—	—	—	—	30,300	891,729	2,323	68,366
E.V. Clarke	13,500 — — — — — — — — —	— — — — — — — — — —	— — — — — — — — — —	$24.08 — — — — — — — — —	4/26/14 — — — — — — — — —	2,250 1,326 640 3,750 4,162 4,500 2,698 4,500 2,565 3,780	$66,218 39,024 18,835 110,363 122,488 132,435 79,402 132,435 75,488 111,245	2,250 — — — — — — — — —	$66,218 — — — — — — — — —
Total	13,500	—	—	—	—	30,171	887,933	2,250	66,218

(1) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from February 2011 to February 2015.

(2) The market value of the restricted shares was calculated based on $29.43 per share, the closing price of the Company’s Common Stock on December 31, 2010. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the threshold level of performance conditions. The market value of the performance shares was calculated based on $29.43 per share, the closing price of the Company’s Common Stock on December 31, 2010. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each named executive officer information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2010.

(a)	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Craig R. Smith	75,000	$1,096,365	13,594	$421,254
James L. Bierman	—	$—	7,500	$225,075
Charles C. Colpo	—	$—	4,098	$129,121
Mark Van Sumeren	11,850	$101,142	2,801	$83,084
E.V. Clarke	—	$—	1,125	$36,675

(1) The value realized on exercise is computed as the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Pension Plan.    In December 2009, the Board of Directors approved a plan to fund and terminate the Company’s defined benefit pension plan, which provided retirement benefits to substantially all teammates who had earned benefits as of December 31, 1996. In 2010, we received final approval to terminate the pension plan and completed distribution of substantially all of its assets. Benefits under the pension plan were based upon both length of service and compensation and determined under a formula based on an individual’s career average earnings and years of credited service. Benefits were computed on a straight life annuity basis and were not subject to offset for Social Security benefits or other amounts. Funding was determined on an actuarial basis. Effective December 31, 1996, participants in the pension plan ceased to accrue additional benefits; provided, however, that participants who had completed at least five years of service as of January 1, 1997 and whose age plus years of service equaled at least 65 continued to earn an accrued benefit until the earlier of (i) December 31, 2001 or (ii) retirement, death or termination of employment (with the exception of certain highly compensated teammates if the pension plan did not meet certain coverage requirements of the Internal Revenue Code). Mr. Smith and Mr. Colpo are the only named executive officers who participated in the pension plan and were eligible to receive a benefit upon retirement under the plan. In December 2010, each of Mr. Smith and Mr. Colpo received a lump sum distribution of his accumulated benefit under the pension plan as reflected in the Summary Compensation Table.

Supplemental Executive Retirement Plan.    The Company provides supplemental retirement benefits to certain teammates selected by the Committee under the SERP. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (in the case of Mr. Smith, 65%, and the other named executive officers, 60%) of the participant’s average base monthly salary (plus bonus for certain participants, including the named executive officers) for the highest consecutive five out of the last ten years preceding his or her retirement. The SERP benefit to which a participant is entitled is reduced by any benefit payable under the Company’s pension plan, Social Security, any defined benefit pension plan of a prior employer and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers as of December 31, 2010, including the number of years of service credited to each such named executive officer, under each of the pension plan and the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under these plans are payable as a monthly annuity for the life of the retiree.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year ($)
Craig R. Smith	Pension Plan SERP	7 22	$0 6,986,752	$105,475 0
James L. Bierman	SERP	4	$3,514,613	0
Charles C. Colpo	Pension Plan SERP	14 29	$0 1,878,828	$69,414 0
Mark Van Sumeren	SERP	7	$2,149,557	0
E.V. Clarke	SERP	4	$1,515,342	0

(1) The Company terminated its defined benefit pension plan in 2010. Mr. Smith and Mr. Colpo were the only named executive officers who participated in the pension plan, which was frozen in 1996. The amounts shown in column (e) represent the lump sum distributions received by each of Mr. Smith and Mr. Colpo in connection with termination of the pension plan.

(2) Estimated annual benefits payable under the SERP upon retirement at normal retirement age for the named executive officers are: Mr. Smith, $769,707; Mr. Bierman, $408,418; Mr. Colpo, $284,036; Mr. Van Sumeren, $324,964; and Mr. Clarke, $267,850. The calculation of present value of accumulated benefit assumes a discount rate of 5.20% and was based on the 2010 IRS Static Mortality Table. For a discussion of the assumptions used by the Company in calculating these amounts, see note 14 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

(3) Mr. Smith is eligible for early retirement under the SERP because he is 59 years old and has more than 15 years of service to the Company. He currently qualifies for approximately 76% of his full retirement benefits. No other named executive officer qualifies for early retirement benefits under the SERP.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Assuming continued service to the Company, each of the named executive officers would receive the following estimated benefit due to continued vesting of equity awards if he had been eligible to and actually retired on December 31, 2010: Mr. Smith, $4,150,116; Mr. Bierman, $962,052; Mr. Colpo, $1,223,758; Mr. Van Sumeren, $977,017; Mr. Clarke, $975,340. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $29.43, the closing price of the Company’s Common Stock on December 31, 2010. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation Plan in which certain members of management are eligible to participate. This plan permits participants to defer salary and cash bonus paid during a year for which a deferral election is made. Deferred amounts earn interest based on a fixed income fund designated by the Committee. None of the named executive officers participates in the Executed Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the named executive officers under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the named executive officers upon retirement are described under “Retirement Plans” beginning on page 40 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2010.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Craig R. Smith (1)
• Involuntary Termination Without Cause (2)	$2,195,551	$0	$45,039	$2,484,816	$4,725,406
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after • Change In Control (3)	4,713,745	1,095,918	30,052	4,460,323	10,300,037
• Disability (4)	0	0	0	3,236,473	3,236,473
• Death (4)	0	0	0	4,460,323	4,460,323
James L. Bierman (1)
• Involuntary Termination Without Cause (2)	$588,093	$0	$11,900	$458,649	$1,058,642
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	0	0	0	1,033,788	1,033,788
• Disability (4)	0	0	0	673,856	673,856
• Death (4)	0	0	0	1,033,788	1,033,788
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$1,125,000	$0	$29,945	$692,855	$1,847,800
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	2,252,594	189,206	32,927	1,340,007	3,814,734
• Disability (4)	0	0	0	941,538	941,538
• Death (4)	0	0	0	1,340,007	1,340,007

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Mark A. Van Sumeren (1)
• Involuntary Termination Without Cause (2)	$523,403	$0	$14,752	$600,775	$1,138,930
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,992,910	0	32,338	1,045,354	3,070,602
• Disability (4)	0	0	0	775,060	775,060
• Death (4)	0	0	0	1,045,354	1,045,354
E.V. Clarke (1)
• Involuntary Termination Without Cause (2)	$835,092	$0	$28,306	$472,844	$1,336,243
• Voluntary Termination or Involuntary Termination With Cause	0	0	0	0	0
• Involuntary or Good Reason Termination after Change In Control (3)	1,755,198	0	30,742	1,041,557	2,827,497
• Disability (4)	0	0	0	671,497	671,497
• Death (4)	0	0	0	1,041,557	1,041,557

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the named executive officers upon involuntary termination without cause.

(3) See the discussion of the Company’s change in control agreements below for information on benefits payable to the named executive officers upon a change in control. Mr. Bierman did not enter into a change in control agreement with the Company until January 1, 2011.

(4) A termination of employment due to death or disability entitles the named executive officers to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such share earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 41.

(6) The amounts in this column represent the estimated benefit to the named executive officer due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $29.43, the closing price of the Company’s Common Stock on December 31, 2010. Performance shares are valued based upon assumed performance at the target level.

Severance Policy.    The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause or who resign at the request of the Company. The policy was designed to provide consistent and fair treatment of these departing officers and is based upon the officer’s years of service to the Company. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period or one year, whichever is greater.

The Company provides for the following under its officer severance policy:

•

between 9 and 18 months (based on the named executive officer’s years of employment by the Company) of base monthly salary plus monthly bonus (based on the lower of average monthly bonus earned over the previously completed three years or target bonus for the current year), payable in a lump sum;

•	a pro rata amount of any cash bonus earned during the year of termination based on the Company’s actual performance and the number of months worked during the year;

•	up to six months of outplacement services;

•	continuation of health benefits during the severance period; and

•	tax return preparation and financial counseling for length of severance period.

The severance policy also provides that, upon an involuntary termination without cause or resignation at the request of the Company, an executive officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination (except that in the case of pre-2005 option grants where the executive is over the age of 55 with more than 10 years of service to the Company, stock options vest upon employment termination and the executive is given a two-year period to exercise). In addition, a pro rata portion of the executive officer’s restricted stock awards vests at the date of employment termination based on the number of months worked during the vesting period.

Change in Control Agreements.    The Company has entered into CIC Agreements with the named executive officers, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates);

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

Effective on January 1, 2011, the Company’s change in control agreement with its officers no longer include excise tax gross-up payments.

For the named executive officers, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2011.

PROPOSAL 3: ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in 2010, the shareholders of Owens & Minor are entitled to cast an advisory vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2010 executive compensation programs and policies and the compensation paid to our named executive officers. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 22, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive and constantly changing medical supplies distribution and logistics services markets. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Company believes that its executive compensation programs achieve this goal and have contributed to our strong performance over the past several years, including, over the past five years, compound annual earnings per share growth of 11.62%, cumulative total return on our stock of 77.68% and compound annual growth rate in dividends of 15.35%.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors unanimously recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, the shareholders of Owens & Minor are being provided the opportunity to cast an advisory vote on our executive compensation program or a “say on pay” vote. This Proposal 4 provides shareholders the opportunity to cast an advisory vote on how often the Company should include a “say on pay” vote in its proxy materials for future shareholder meetings. This proposal is commonly referred to as a “frequency” or “say-when-on-pay” vote. Under this Proposal 4, shareholders may vote to have the “say on pay” vote every year, every two years or every three years. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in determining how frequently the Company conducts an advisory shareholder vote on its executive compensation.

The Company believes that the “say on pay” advisory vote should be conducted every year (rather than every two or three years) so that shareholders may express their views on our executive compensation programs on an annual basis and, accordingly, provide us with continuing and timely feedback for consideration in making annual compensation decisions.

The Board of Directors unanimously recommends a vote to conduct an advisory vote on executive compensation “every year”.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

The Company employs the son of Mr. Minor, Chairman of the Board of Directors of the Company, as an Area Vice President. For 2010, Mr. Minor’s son received salary, annual incentive payment and equity compensation totaling $377,049.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2012 annual meeting of shareholders must present such proposal to the Company’s Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 17, 2011, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by the Company’s Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 4 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

The Company’s Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to the Corporate Secretary of the Company not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2012 annual meeting not later than the close of business on December 29, 2011. The shareholder’s notice must include the information required by the Company’s Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by the Company’s Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in the Company’s Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 16, 2011

BY ORDER OF THE BOARD OF DIRECTORS

GRACE R. DEN HARTOG
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

FOR SERVICES BY INDEPENDENT AUDITORS

Services subject to Audit Committee Approval

(1)	General. The Audit Committee must approve in advance all audit and non-audit services provided by the Company’s independent auditors to ensure the services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

(2)	Prohibited Services. The Company may not engage its independent auditors to perform any services as may, from time to time, be prohibited by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which the Company’s securities are traded or listed, the Public Company Accounting Oversight Board, or any other regulatory bodies. Prohibited services include, but may not be limited to, bookkeeping, financial information systems design and implementation, appraisals or valuations (other than tax), fairness opinions, actuarial services, internal audit outsourcing, management functions, human resources, broker-dealer services, legal services and expert services unrelated to the audit.

(3)	Audit Services. The Audit Committee shall pre-approve the annual audit services engagement terms and fees and, as necessary, any change in terms, conditions and fees resulting from change in audit scope, Company structure or other matters.

(4)	Audit-Related Services. The Audit Committee shall pre-approve each year certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels. Audit-related services are services that are reasonably related to the performance of the audit of the Company’s financial statements but that do not impair the auditor’s independence and may include, but are not necessarily limited to, the following:

(a)	audits of employee benefit plans;

(b)	consultation on accounting matters, including reviews of significant contracts;

(c)	assistance with inquiries from the Securities and Exchange Commission and other regulatory bodies;

(d)	assistance with debt, equity and other financing transactions, including issuing comfort letters; and

(e)	accounting and auditing assistance in connection with merger and acquisition activity.

(5)	Tax and Other Services. The Audit Committee may pre-approve the provision by the independent auditor to the Company of certain tax services that do not impair the independence of the auditor, such as tax compliance, tax planning and tax advice. The Audit Committee will not permit engagement of the independent auditor in connection with a transaction whose sole purpose is tax avoidance, to perform services under contingent fee arrangements or for services prohibited as set forth in Section (2) above. In addition, the Audit Committee may pre-approve other non-audit services that it believes would not impair the independence of the auditor and that are not prohibited as set forth in Section (2) above.

A-1

Approval Process

(1)	On an annual basis, the Audit Committee will pre-approve engagement of the independent auditors for audit services and applicable non-audit services.

(2)	On an annual basis, the Audit Committee will pre-approve a total annual dollar budget for audit-related services and may approve a total annual dollar budget for tax and/or other specified services.

(3)	The Audit Committee shall be required to pre-approve from time to time, as required, any services or additional budget amounts needed for services beyond what was originally pre-approved by the committee pursuant to Section (1) or (2) above.

(4)	The pre-approval requirement herein will be waived with respect to non-audit services under the following circumstances:

(a)	the aggregate amount of such services constitutes no more than five percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the chairman of the Audit Committee (to whom authority to grant such approvals is hereby expressly delegated).

(5)	The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decision to the Audit Committee at its next scheduled meeting.

A-2

Directions to

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, April 29, 2011 — 10:00 a.m.

at

Owens & Minor, Inc. Corporate Headquarters

9120 Lockwood Blvd.

Mechanicsville, Virginia 23116

From Washington, D.C., follow I-95 South to I-295 South via Exit 84A and take Exit 41A/US-301.

From Petersburg, follow I-95 North to I-295 North via Exit 46 and take Exit 41A/US-301.

From Charlottesville, follow I-64 East to I-295 South via Exit 177 and take Exit 41A/US-301.

From Norfolk, follow I-64 West to I-295 North and take Exit 41A/US-301.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive (passing the entrance to I-64) to the I-295 ramp heading toward Charlottesville. Merge onto I-295 North and travel about 10 miles. Take Exit 41A/US-301.

From ALL directions, travel North on US-301 to the first light. Turn right onto Lockwood Boulevard.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on April 28, 2011.

Owens & Minor, Inc.		INTERNET http://www.proxyvoting.com/omi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
		OR
		TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
		If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
		To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
		Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
WO#	Fulfillment#
93727	94077

▼ FOLD AND DETACH HERE ▼
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3 AND EVERY “1 YEAR” ON ITEM 4.					Please mark your votes as indicated in this example		☒
1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees:	☐	☐	☐

01 A. Marshall Acuff, Jr.

02 J. Alfred Broaddus, Jr.

03 Richard E. Fogg

04 John W. Gerdelman

05 Lemuel E. Lewis

06 G. Gilmer Minor, III

07 Eddie N. Moore, Jr.

08 Peter S. Redding

09 James E. Rogers

10 Robert C. Sledd

11 Craig R. Smith

12 Anne Marie Whittemore

				2. Vote to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2011	☐	☐	☐
				3. Advisory vote on executive compensation	☐	☐	☐
The Board of Directors recommends a vote for shareholder approval every 1 year.

		1 year	2 years	3 years	Abstain
	4. Advisory vote on the frequency of a shareholder vote on executive compensation	☐	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name(s) in the space provided below.)

*Exceptions	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Owens & Minor, Inc. account online.

Access your Owens & Minor, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Owens & Minor, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2011 Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report/Form 10-K to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/omi

▼  FOLD AND DETACH HERE  ▼

PROXY

OWENS & MINOR, INC.

ANNUAL MEETING OF SHAREHOLDERS – APRIL 29, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints A. Marshall Acuff, Jr., Richard E. Fogg, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held April 29, 2011, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

	WO #	Fulfillment #
(Continued and to be marked, dated and signed, on the other side)	93727	94077